                          TRADEMARK LICENSE AGREEMENT



                                    between



                          THE MRS. FIELDS' BRAND, INC.
                             a Delaware corporation


                                      and


                           NONNI'S FOOD COMPANY, INC.
                             a Florida corporation



                                                          DATED: January 3, 2000

                               TABLE OF CONTENTS

RECITALS.................................................................  1
AGREEMENT................................................................  1
      1.   DEFINITIONS...................................................  1
      2.   GRANT OF LICENSE..............................................  2
      3.   RESERVATION OF RIGHTS AND PRODUCT RIGHTS......................  3
      4.   LICENSE TRANSFER..............................................  4
      5.   LICENSE FEE AND ROYALTIES.....................................  4
      6.   GUARANTEED ROYALTY............................................  5
      7.   LICENSE RETENTION.............................................  6
      8.   NONNI'S BRANDS REPORTS........................................  6
      9.   DEVELOPMENT OF ROYALTY BEARING PRODUCTS.......................  6
      10.  ADVERTISING AND PROMOTION REQUIREMENTS........................  8
      11.  ROYALTY BEARING PRODUCTS APPROVAL STANDARDS...................  8
      12.  USE OF LICENSED NAMES AND MARKS...............................  9
      13.  INFRINGEMENT.................................................. 10
      14.  INSURANCE..................................................... 11
      15.  CONFIDENTIALITY............................................... 11
      16.  TERM AND TERMINATION.......................................... 12
      17.  DISPOSAL OF INVENTORY UPON EXPIRATION......................... 14
      18.  FINAL STATEMENT UPON TERMINATION OR EXPIRATION................ 15
      19.  REPRESENTATIONS AND WARRANTIES................................ 15
      20.  INDEMNIFICATION............................................... 16
      21.  NOTICES....................................................... 16
      22.  GENERAL PROVISIONS............................................ 17

EXHIBIT "A" - LICENSED NAMES AND MARKS
EXHIBIT "B" - ROYALTY BEARING PRODUCTS

                          TRADEMARK LICENSE AGREEMENT

     THIS AGREEMENT is made and entered into this 3rd day of January 2000, by and between THE MRS. FIELDS' BRAND, INC., a Delaware corporation ("MFB"), and NONNI'S FOOD COMPANY, INC., a Florida corporation ("Nonni's").

                                    RECITALS

     WHEREAS, MFB is the sole owner of certain trademarks, service marks, and trade names, which have become associated with high quality food products;

     WHEREAS, Nonni's desires to acquire a license from MFB to develop, manufacture, package, distribute and sell through designated retail distribution channels high quality, prepackaged ready-to-eat shelf stable cookie products utilizing the Mrs. Fields trademarks, service marks and trade names; and

     WHEREAS, MFB desires to license to Nonni's the right to develop, manufacture, package, distribute and sell ready-to-eat shelf stable cookie products through designated retail distribution channels subject to the provisions of this Agreement;

                                   AGREEMENT

     NOW THEREFORE, in consideration of the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   DEFINITIONS

          (a) "Designated Distribution Channels" shall mean grocery stores, supermarkets, drug stores, convenience stores, club stores, mass merchandisers and other similar retail prepackaged food and snack retail distribution channels.

          (b) "Guaranteed Amounts" shall have the meaning set forth in Section 5 hereof.

          (c) "Initial Term" shall have the meaning set forth in Section 16 hereof.

          (d) "Licensed Names and Marks" shall mean those trademarks, trade names and service marks identified on Exhibit A hereto.

          (e) "Net Sales" shall mean gross sales minus cash discounts for early payments.

          (f) "Option" shall have the meaning set forth in Section 16 hereof.

          (g) "Packaging Specifications" shall mean those specifications for packaging approved by MFB pursuant to Section 11 hereof.

          (h) "Product Specifications" shall mean those specifications for Royalty Bearing Products approved by MFB pursuant to Section 11 hereof.

          (i) "Protected Information" shall mean MFB recipes, formulations, systems, programs, procedures, manuals, confidential reports and communications, marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, financial information, employee, customer, supplier and distributor data, all of the materials or information relating to the business or activities of MFB which were not otherwise known to Nonni's prior to the commencement of the negotiations leading to this Agreement, or generally known to others engaged in similar businesses or activities, and all modifications, improvements and enhancements which are derived from or relate to Nonni's access to or knowledge of any of the above enumerated materials or information (whether or not any of the above are reduced to writing or whether or not patentable or protectable by copyright) which Nonni's receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Nonni's license hereunder. Information which is independently developed by Nonni's, or which was already in the possession of Nonni's prior to the date of this Agreement and which was not obtained in connection with the transactions contemplated by this Agreement, or information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Nonni's is a party or a beneficiary, or (iii) any duty owed to MFB by Nonni's, shall not be considered Protected Information hereunder.

          (j) "Royalty Bearing Product(s)" shall mean the food products described on Exhibit B hereto, that are sold as prepackaged shelf stable cookies using the Licensed Names and Marks.

          (k) "Royalty Default Rate" shall mean the interest rate which is the lesser of (i) the annual rate from time to time publicly announced by Citibank, N.A. at its "base rate" or "prime rate" (or any successor rate) plus two percent (2%) or (ii) the highest applicable legal rate.

          (l) "Running Royalty" or "Running Royalties" shall mean the royalty or royalties from time to time payable pursuant to Section 5.

          (m) "Territory" shall mean The United States of America and Canada.

          (n) "Guaranteed Royalty" shall have the meaning set forth in Section 6 hereof.

     2.   GRANT OF LICENSE

          (a) Grant. Subject to the terms and conditions of this Agreement, MFB hereby grants to Nonni's, and Nonni's hereby accepts the grant by MFB of, the exclusive right and license to use the Licensed Names and Marks to manufacture and market Royalty Bearing Products through Designated Distribution Channels throughout the Territory. Except as stated in Section 3, MFB shall not compete with Nonni's in the (i) use of any trademark, service mark or tradename in marketing Royalty Bearing Products in Designated Distribution Channels in the Territory or (ii) license any third party to use the same in marketing any Royalty Bearing Products in Designated Distribution Channels in the Territory.

          (b) First Right of Offer - Products. If at any time during the Initial Term (or a current Option Period) MFB determines to offer a ready-to-eat shelf stable cookie commodity marketed through the Designated Distribution Channels, for countries outside the Territory to a third party manufacturer, licensee or marketing company, prior to offering the ready-to-eat shelf stable cookie commodity marketed through the Designated Distribution Channels to a non-related party by any means, MFB shall notify Nonni's and provide Nonni's a sixty
(60) day period of time thereafter during which MFB shall negotiate exclusively in good faith with Nonni's for the license to sell in the Territory the ready-to-eat shelf stable cookie commodity marketed through the Designated Distribution Channels. The terms and conditions upon which MFB grants a license, if any, for a ready-to-eat shelf stable cookie commodity marketed through the Designated Distribution Channels pursuant to this Section shall be as negotiated by MFB and Nonni's during such 60 day period; provided, that MFB is only free to reject Nonni's offer if an agreement cannot be reached as to the Licensing Fee and the Running Royalty and after such rejection, MFB can negotiate with any third party for the license to sell the ready-to-eat shelf stable cookie commodity marketed through the Designated Distribution Channels and accept such third party offer only if it exceeds Nonni's best offer. Any agreement reached with Nonni's during such 60 day period shall be documented in a separate agreement or addendum to this Agreement and shall become effective only when signed by all parties.

          (c) Nonni's agrees to appoint a person designated by MFB, as a full board member of Nonni's. Such person, or a replacement designated by MFB, shall serve as a board member through the term of this Agreement and any Option Period.

     3.   RESERVATION OF RIGHTS AND PRODUCT RIGHTS

          (a) Reservation. MFB reserves all rights with respect to the Licensed Names and Marks not expressly licensed to Nonni's hereunder, and MFB may use or grant licenses to others to use the Licensed Names and Marks in any other manner or in connection with any goods or services, other than for sale of Royalty Bearing Products in Designated Distribution Channels in the Territory. Without limiting the foregoing, the license granted pursuant to this Agreement shall be exclusive to Nonni's except that MFB shall not be precluded from, and hereby expressly retains the right to: (i) own, operate, and grant or license others the right to own and operate Mrs. Fields Cookies stores which sell cookie, bakery and/or ice cream products (whether or not such products are Royalty Bearing Products) under the Licensed Names and Marks at locations within the Territory on such terms and conditions, as MFB, in its sole discretion, deems appropriate, and (ii) offer for sale and sell, and license others to offer for sale and sell, any products or services under the Licensed Names and Marks which are not Royalty Bearing Products. During the term of this Agreement, Nonni's shall have the exclusive right to use the recipes which it solely develops. Within 6 months of the expiration or termination of this Agreement, MFB shall have the option to purchase for its exclusive use any of the recipes which Nonni's had solely developed during the term of the Agreement. The purchase price for each recipe shall be $75,000.00.


          (b) Products. MFB shall have the right to purchase Royalty Bearing Products from Nonni's at a "most favored nations" price in order to sell the Royalty Bearing Products at Mrs. Fields Cookies store locations owned and operated by MFB, its licensees and its franchisees which are licensed by MFB to operate Mrs. Fields Cookies stores pursuant to Mrs. Fields' Uniform Franchise Offering Circular or under an exemption to the Federal Trade Commission Regulations governing the sale of franchises. "Most favored nations price for the purpose of this agreement will be the lowest net price received by Nonni's from any customer for the specific store keeping unit ("sku") of the Royalty Bearing Product during the 30 day period immediately preceding the order from MFB, less an offset for the amount of the running royalty otherwise due from Nonni's to MFB which will instead be credited against the purchase price charged by Nonni's to MFB.

     4.  LICENSE TRANSFER

     This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns; provided, that the rights of the parties under this Agreement may only be assigned (i) upon written consent by MFB or (ii) without consent to a parent corporation which owns at least fifty-one percent (51%) of such assigning party, a fifty-one percent (51%) owned subsidiary corporation of such party, a fifty-one percent (51%) owned subsidiary of a parent of such party if such parent owns at least fifty-one percent (51%) of such party, or to such other business organization which shall acquire substantially all of the assets and business of the parties, a parent, or a subsidiary. Nonni's shall not have the right to grant sublicenses under this Agreement; provided, however that Nonni's shall have the right to contract with a third party for the actual manufacturing of the Royalty Bearing Products ("co-pack agreements"), if such co-packer (with respect to Royalty Bearing Products) are approved in writing by MFB, (such approval shall be deemed granted unless within 30 days after sending said notice to MFB, Nonni's receives from MFB written notice indicating disapproval) which approval will not be unreasonably withheld, and provided further that such co-packer signs a confidentiality agreement with MFB, containing substantially the obligations of Nonni's as set forth in paragraph 15 hereof.

Nonni's shall be required to provide a copy of the co-pack agreement to MFB before the execution of any such agreement. Nonni's obligations as set forth in this Agreement shall not be altered in any manner as a result of the existence of any co-pack agreements with third party manufacturers. Any assignment, franchise, sublicense, or transfer, not expressly permitted by this Section 4, is prohibited and will be deemed to be null and void.

     5.   LICENSE FEE AND ROYALTIES

          (a) Guaranteed Licensing Fees and Running Royalties. Upon execution of this Agreement and upon the concurrent approval under Section 9(b) by MFB of Royalty Bearing Products, Nonni's shall deliver warrants totaling 10% of the stock of Nonni's pursuant to the Warrant Purchase Agreement attached as Exhibit C. Throughout the term (including Option Periods) of this Agreement the Running Royalty shall be 5% of Net Sales of Royalty Bearing Products, except for years one and three which shall be 7% of Net Sales of Royalty Bearing Products. Nonni's shall remit such Running Royalties to MFB on the last day of the month following the end of each
     calendar quarter covered by the Agreement.   All Guaranteed Amounts and
     Running Royalties shall be non-refundable for any reason whatsoever.


          (b) Payments. All fees, royalties, and amounts payable hereunder shall be paid to MFB in U.S. currency in immediately available funds at such address or to such account as shall be designated in writing by MFB.

          (c) Interest on Late Payments. Nonni's shall pay interest on all overdue amounts hereunder from the due date of such amounts until paid at the Royalty Default Rate.

     6.   GUARANTEED ROYALTY

          (a) Nonni's agrees to pay a Guaranteed Royalty (defined below) per year (which shall not begin until 3 months after the execution of this Agreement) on Net Sales of Royalty Bearing Products during the first three years as set forth on the following schedule:


                               INITIAL TERM
                               ------------

                          Year 1         $1,100,000
                          Year 2         $1,750,000
                          Year 3         $2,100,000


          (b) The foregoing guaranteed payments shall be referred to herein as the "Guaranteed Royalty" and shall be due within 45 days of said twelve month period.

     7.   LICENSE RETENTION

     If Nonni's fails to generate royalties sufficient to meet its Guaranteed Royalty as set forth in Section 6(a) hereof with respect to Royalty Bearing Products, MFB shall have the option to receive additional Running Royalties from Nonni's in the manner and in an amount equal to the Running Royalties that would have been paid had Nonni's met its Guaranteed Royalty, and if paid, Nonni's shall retain the exclusive license described herein.

     8.   NONNI'S REPORTS

          (a) Periodic Reports. On or before the last day of the month following the last month of each calendar quarter covered by this Agreement, Nonni's shall deliver to MFB a written statement prepared, signed, and certified to be true and correct by Nonni's senior financial officer, or their designee, setting forth the amount of Royalty Bearing Products sold, including sufficient information and detail to confirm the calculations, which report shall be accompanied by payment in full of the amount of Running Royalties then due.


          (b) Annual Reports. Within ninety (90) days following the end of each calendar year of this Agreement, beginning with the first such year in which Nonni's has sales of Royalty Bearing Products, Nonni's shall deliver to MFB a written statement setting forth the amount of Royalty Bearing Products sold and the calculations, including sufficient information and detail to confirm the calculations, used to determine such amounts, which calculations shall be signed and certified as true and correct by an independent certified public accounting firm chosen by Nonni's and acceptable to MFB, which acceptance shall not be withheld unreasonably. If this statement discloses that the amount of Running Royalties paid during any period to which the report relates was less than the amount required to be paid or that any other amount is due MFB, Nonni's immediately shall pay such amounts, together with accrued interest at the Royalty Default Rate in cash or other immediately available funds. MFB shall have the right to examine and audit the books and records of Nonni's to verify the amount of Royalty Bearing Products sold.

     9.   DEVELOPMENT OF ROYALTY BEARING PRODUCTS

     Nonni's hereby covenants, agrees, warrants and represents that:

          (a) Product Development. All Royalty Bearing Products shall be developed, manufactured, marketed, and sold as "premium" products consistent with MFB's then existing image. Nonni's accepts full responsibility for and agrees to pay all costs it incurs associated with the development of all Royalty Bearing Products and all advertising and promotion, packaging design, graphics, and packaging materials for Royalty Bearing Products. MFB shall cooperate with Nonni's in development of Royalty Bearing Products, primarily through the suggestion of ideas, concepts, and recipes for products and packaging (MFB shall make its artwork, designs and logos available for Nonni's use); provided, however, that MFB shall have no obligation to develop Royalty Bearing Products or any other products.

          (b) MFB Approval. Nonni's shall not sell any initial Royalty Bearing Product or any newly flavored Royalty Bearing Products until MFB, in its reasonable judgment, finds that such product in mass production quantities is satisfactory to MFB, pursuant to Section 11 hereof. The license to Nonni's granted by this Agreement to distribute the Royalty Bearing Products under the Licensed Names and Marks is expressly contingent upon such final approval by MFB, which approval shall not be unreasonably withheld.

          (c) Compliance with Specifications. Nonni's will manufacture, sell and distribute the Royalty Bearing Products in accordance with the Product Specifications and will package and label the Royalty Bearing Products in accordance with the Packaging Specifications.

          (d) Capital Costs. Nonni's will secure all plant, equipment and technical skills necessary for the manufacture of the Royalty Bearing Products according to the Product and Packaging Specifications, and MFB shall have no liability or responsibility with respect thereto.

          (e) Compliance with Laws. The Royalty Bearing Products will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article which may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto. Unless MFB otherwise agrees in writing, Nonni's will destroy all inventories which are not in conformity with Food and Drug Administration rules and regulations and all applicable federal, state, foreign and local laws. Nonni's agrees to notify MFB promptly of any regulatory action of which Nonni's has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority which relates to or affects the manufacture, storage, distribution or sale of the Royalty Bearing Products.

          (f) Customer Complaints. Nonni's shall provide MFB a summary of all written consumer complaints received regarding the quality of the Royalty Bearing Products and shall maintain all written consumer complaints and a telephone log for all consumer complaints received by telephone for a period of one year. Nonni's will send a written report to MFB each month containing the comments received, names of complaining persons, with addresses and telephone numbers (if available). Comments will be organized and summarized by type of comment or complaint and by the geographical location of the complaint. Such information will also be available for inspection by MFB during normal working hours upon reasonable notice. Nonni's further agrees that it will respond to any written customer complaint within fourteen (14) days of receipt of such complaint by written response with either a refund of the customer's money or a coupon for the same type of Royalty Bearing Product purchased, depending upon the complaining customer's request. Nonni's further agrees that any complaints about MFB products which are not Royalty Bearing Products will be forwarded to MFB within five (5) days of receipt. MFB agrees that all customer complaints and comments received by it with respect to Royalty Bearing Products will be forwarded to Nonni's within five (5) days of receipt. Nonni's shall further provide MFB with copies of all responses to complaints, upon request.

          (g) Ingredient Approval. Nonni's will purchase for its own account all flavoring ingredients, raw materials and packaging which is proprietary to MFB from sources which are approved by MFB, which approval shall not be unreasonably withheld.

          (f) Nonni's must develop and submit for MFB's approval product recall procedures.

     10.  ADVERTISING AND PROMOTION REQUIREMENTS

          (a) Nonni's Promotion. Nonni's shall market Royalty Bearing Products as premium products or as is otherwise consistent with MFB's then existing image so that such marketing shall not reflect adversely upon Royalty Bearing Products, the good name of MFB, or the Licensed Names and Marks. MFB shall have a prior-to-use reasonable right of approval for all promotional, marketing and advertising materials and concepts for each promotional campaign Nonni's uses to market Royalty Bearing Products. In that regard, MFB shall have a right of reasonable approval, prior to the development of final television, radio or printed advertisements, the final "story boards" with respect to television advertising, the final "script" with respect to radio spots and the final "layouts" with respect to printed advertisements. MFB shall also have a right of reasonable approval with respect to the actors or actresses used in connection with any such advertising campaigns; provided, that Nonni's shall have the right to make minor variations in promotional, marketing and advertising materials used in connection with the approved promotional campaigns. All advertisements and advertising campaigns shall conform in all material respects to the approvals given by MFB. MFB shall have five (5) business days following the receipt of the proposed promotional, marketing or advertising materials to send Nonni's written notice of its disapproval which shall include an explanation of the basis for disapproval. If such written disapproval is not received by Nonni's within this five (5) business day period, the marketing, promotional or advertising material submitted to MFB shall be deemed approved. Any material modifications to any such materials previously approved by MFB shall be subject to approval pursuant to this
     Section 10. Once a promotional campaign has been approved by MFB, if no material changes are made to it by Nonni's, MFB shall not rescind its approval and Nonni's may proceed accordingly on the basis that it is approved.

          (b) MFB's Promotion. MFB agrees to participate in the cross promotion in its company owned stores of the Royalty Bearing Products. Such participation shall be at the sole discretion of MFB.

11.  ROYALTY BEARING PRODUCTS APPROVAL STANDARDS

          (a) Approval Standards. Prior to initial marketing of each Royalty Bearing Product, Nonni's shall provide MFB with (i) notice of the proposed predetermined product content specifications for approval (as so approved by MFB, the "Product Specifications"), and (ii) without charge, representative samples of the proposed product and related packaging materials, labels, and package inserts, for approval (as so approved by MFB, the "Packaging Specifications"). Approval of product content specifications, product quality, packaging, labels and inserts shall be in MFB's reasonable discretion. Unless within ten (10) business days after sending the above notice and samples Nonni's receives from MFB notice indicating disapproval of proposed predetermined product content specifications, product quality or other items described above, together with an explanation of the basis of its disapproval, such predetermined product content specifications, product quality, or other items shall be deemed approved. Nonni's shall market all Royalty Bearing Products in accordance with the approval received from MFB with respect to product content specifications, quality, packaging and labeling, and in accordance with all governmental laws, rules, and regulations applicable in the Territory.

          (b) Examination By MFB. Periodically MFB shall have the right to request and upon such request Nonni's shall provide to MFB, free of charge, representative samples of any Royalty Bearing Products then being sold, together with any packaging, packaging inserts, labels, wrapping, advertising, marketing and promotional material then in use. MFB shall examine any such samples, packaging, promotional or marketing materials, and advertisements within ten (10) days after receipt. If as a result of such examination MFB believes that any Royalty Bearing Product is not in substantial conformity with the Product Specifications or product quality approved by MFB, or that any packaging, advertising, marketing or promotional materials are not in substantial conformity with any previous approvals given by MFB, or any Licensed Names or Marks are not being used in conformity with the requirements of this Agreement, MFB shall promptly notify Nonni's. After receipt of any such notice from MFB, Nonni's shall have ten (10) business days or a mutually agreed upon time period to correct the lack of conformity identified by MFB. Nonni's recognizes that representatives of MFB may also inspect Royalty Bearing Products after delivery into Designated Distribution Channels and Nonni's shall cooperate with MFB in obtaining Nonni's customers' cooperation in such inspections. Notwithstanding the foregoing, MFB's right to request and receive samples and related packaging shall be limited to once per calendar quarter, unless in any quarter such samples are non-conforming as described above in which case MFB may request additional samples from time to time during such quarter and the next succeeding calendar quarter to ensure conformity.

          (c) Labeling; Trademark Notices. Whenever Nonni's uses the Licensed Names and Marks, Nonni's shall affix the appropriate trademark notice and agrees to use the registration symbol of "(R)" in connection with its use of the Licensed Names and Marks, or "TM" where the mark has not been registered federally, and in each instance where appropriate accompanied by the words "Reg. TM of MFB" or a reasonable facsimile thereof or such other reference as may be designated by MFB from time to time. Where a Licensed Name and Mark is used more than once on packaging, in copy or advertising or on the Royalty Bearing Products, the "(R)" or "TM" designation need only be used once either on the most prominent use of the Licensed Name and Mark, or if all uses are of equal prominence, then on the first use of the Licensed Name and Mark in or on each package, copy, advertisement, or product. Nonni's shall use the Licensed Names and Marks only as trademarks, service marks, or trade names and shall affix the notice as specified. Nonni's shall not have the right, unless previously agreed in writing by MFB, to use other trademarks, service marks, or trade names in marketing and promoting Royalty Bearing Products. MFB shall have the right to own and register any such other trademark, service mark, or trade name which is registerable, including a Licensed Name or Mark or "Fields" in any format, and such trademarks, service marks, and trade names owned or registered by MFB shall be included in the Licensed Names and Marks, and Nonni's shall cooperate with MFB by providing packaging, labelling, and documentation as may be required to obtain and maintain such registration.

     12.  USE OF LICENSED NAMES AND MARKS

          (a) Restrictions On Use. Unless MFB consents in writing which consent shall not be unreasonably withheld, Nonni's shall use the Licensed Names and Marks:

               (i)    only for the purposes of and pursuant to this Agreement,

               (ii) only in a manner consistent with the scope of the relevant registration of the Licensed Names and Marks or applications therefor in the Territory,

               (iii) only in the manner permitted and prescribed by MFB as set forth herein,

               (iv)   only with respect to Royalty Bearing Products, and

               (v) only to sell Royalty Bearing Products through Designated Distribution Channels.

          (b) Recognition of Goodwill. Nonni's recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that the Licensed Names and Marks and all rights therein and goodwill pertaining thereto belong exclusively to MFB.

          (c) Validity of Other Agreements. Nonni's agrees that it will not, during the term of this Agreement or thereafter, attack the title or any rights of MFB in and to the Licensed Names and Marks, or any other license agreement or franchise agreement involving the Licensed Names and Marks to which MFB is a party.

          (d) Validity of Licensed Names and Marks. Nonni's agrees that it will not intentionally destroy, impair or in any way impede the effect and validity of the Licensed Names and Marks.

     13.  INFRINGEMENT

     Nonni's agrees to assist MFB, at MFB's cost and expense, to the extent necessary in the procurement of any protection or to protect any of MFB's rights to the Licensed Names and Marks, and MFB, if it so desires, may commence or prosecute any claims or suits in its own name or, with Nonni's consent, in the name of Nonni's or join Nonni's as a party thereto. Nonni's shall notify MFB in writing of any infringements or imitations by others of the Licensed Names and Marks which may come to Nonni's attention, and MFB shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations at MFB's cost and expense. Nonni's shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of MFB.

     14.  INSURANCE

     Nonni's shall obtain and keep in force, at its sole expense, product liability insurance providing adequate insurance for MFB against any claims and suits involving product liability arising out of, or with respect to, the transactions contemplated by this Agreement, in no less than Ten million dollars ($10,000,000.00) combined single limit on bodily injuries and/or property damage. Within thirty (30) days after the date of this Agreement, Nonni's shall submit to MFB a certificate of insurance naming MFB as an additional insured and providing that any cancellation or material change or alteration which reduces coverage or any benefits accruing to MFB shall become effective only upon thirty
(30) days prior notice to MFB. The requirements of this Section 14 are acknowledged by Nonni's to be a material term of this Agreement as defined in paragraph 16(b)(ii).

     15.  CONFIDENTIALITY

          (a) Acknowledgment of Confidentiality. Nonni's understands that any Protected Information disclosed to it by MFB under this Agreement is secret, proprietary and of great value to Nonni's, which value may be impaired if the secrecy of the Protected Information is not maintained.

          (b) Reasonable Security Measures. MFB has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information and Nonni's agrees to take all measures reasonably necessary to protect the secrecy of such information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

          (c) Non-Disclosure Obligation. Nonni's agrees not to disclose the Protected Information obtained pursuant to this Agreement, to any person or entity (other than Nonni's key officers and employees to whom disclosure is necessary and to co-packers whom have executed a Confidentiality Agreement pursuant to paragraph 4), during the term of this Agreement or at any time following the expiration or termination of this Agreement.

          (d) Burden of Proof. Nonni's hereby acknowledges and agrees that if Nonni's shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information, and Nonni's shall assert as a defense that such information
     (i) was already known to Nonni's or developed prior to the execution of this Agreement, (ii) was independently developed by Nonni's, (iii) was disclosed to third parties without violation of this Agreement, (iv) was already in the public domain prior to the execution of this Agreement, or
     (v) entered the public domain without violation of this Agreement, then Nonni's shall bear the burden of proof with respect to the same.

          (e) Mutuality of Obligations. MFB hereby agrees that any information which it receives from Nonni's which is within the scope of the definition of Protected Information, shall be treated as confidential by MFB, and MFB hereby agrees to be bound by the terms of this Agreement with respect to any such information it receives from Nonni's, to the same extent that Nonni's is bound by the terms of this Agreement with respect to Protected Information, as set forth above in paragraphs 15(a), (b), (c) and (d).

     16.  TERM AND TERMINATION

          (a) Term. The initial term of this Agreement shall begin upon the execution hereof and shall continue for a period of sixty-three (63) months ("Initial Term"). So long as Nonni's is not in material default and subject to Section 7, has met and/or paid Running Royalties based on its Guaranteed Royalty as described in paragraph 6(a) hereof, this Agreement would then automatically renew for successive five year terms ("Option Periods")until such time as either party terminates the Agreement upon no more than twenty (20) days prior written notice to the other party. Notwithstanding the above, during any Option Period and only during an Option Period, if Nonni's has achieved or paid a minimum of a 2% growth of Running Royalties year-over-year during the proceeding twelve month period, then MFB shall not exercise its termination rights under this paragraph 16(a). MFB's termination rights under paragraph 16(b) shall not be deemed altered or waived by this paragraph 16(a).

          (b) Termination.  This Agreement may be terminated as follows:

              (i) If Nonni's defaults in the payment of any Running Royalties then this Agreement and the license granted hereunder may be terminated upon notice by MFB effective thirty (30) days after receipt of such notice, without prejudice to any and all other rights and remedies MFB may have hereunder or by law provided, and all rights of Nonni's hereunder shall cease.

              (ii) If Nonni's fails to pay its Guaranteed Royalty as set forth in paragraph 6(a) hereof, then, this Agreement and the license granted hereunder may be terminated upon receipt of such notice by Nonni's, without prejudice to any and all other rights and remedies MFB may have hereunder or by law provided, and all rights of Nonni's hereunder shall cease.


              (iii) If Nonni's fails to perform in accordance with any material term or condition of this Agreement (other than as described in paragraph 16(b)(i) and (ii) above) and such default continues unremedied for thirty (30) days after the date on which Nonni's receives written notice of default, unless such remedy cannot be accomplished in such time period and Nonni's has commenced diligent efforts within such time period and continues such effort until the remedy is complete, then this Agreement may be terminated upon notice by MFB, effective upon receipt of such notice, without prejudice to any and all other rights and remedies MFB may have hereunder or by law provided.

               (iii) If Nonni's is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, unless such is dismissed, removed or otherwise cured within thirty (30) days or unless Nonni's has filed for Chapter 11 Reorganization protection under Federal Bankruptcy Laws, then this Agreement and the License granted hereunder may be terminated upon notice by MFB, effective upon receipt of such notice, without prejudice to any and all other rights and remedies MFB may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

               (v) If MFB is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, or fails to perform in accordance with any material term or condition of this Agreement and such default continues for thirty (30) days after MFB receives written notice of default, then this Agreement and the License granted hereunder may be terminated upon notice by Nonni's, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Nonni's may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

               (vi) If MFB fails to perform in accordance with any material term or condition of this Agreement and such default continues unremedied for thirty (30) days after the date on which MFB receives written notice of default, then this Agreement may be terminated upon notice by Nonni's, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Nonni's may have hereunder or by law provided.

          (c) Rights Upon Termination or Cancellation. On any cancellation, termination or expiration of this Agreement;

              (i) Nonni's agrees to immediately pay to MFB all currently owed Running Royalties and any additional royalties pursuant to Section 17 and to return all Protected Information, confidential documents and other material supplied by MFB to Nonni's and agrees never to use, disclose to others, nor assist others in using the Protected Information.

               (ii) Nonni's will be deemed to have automatically and irrevocably assigned, transferred, and conveyed to MFB any rights, equities, good will, titles or other rights in and to the Licensed Names and Marks and Royalty Bearing Products which may have been obtained by Nonni's or which may have vested in Nonni's in pursuance of any endeavors covered hereby, and Nonni's will execute any instruments requested by MFB to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement.

               (iii) Except as provided in Section 17 below, Nonni's further agrees that it shall forthwith discontinue the use of all Licensed Names and Marks, including packaging and other paper goods and other objects bearing any Licensed Names and Marks.

          (d) Licensing of Licensed Names and Marks After Termination. Upon any expiration or earlier termination of this Agreement, MFB may license others to use the Licensed Names and Marks to produce, sell, market and advertise products similar or identical to the Royalty Bearing Products through Designated Distribution Channels in the Territory.

          (e) Packaging Designs. In the event this Agreement is properly terminated, MFB shall have the right to purchase the packaging designs for the Royalty Bearing Products from Nonni's at a price equal to the amount expended by Nonni's on such packaging designs. To exercise this right, MFB shall notify Nonni's in writing of MFB's intent to purchase the packaging design, not later than 30 days after termination. Upon receipt of such notice, Nonni's shall provide MFB with the amount of Nonni's cost for packaging design, whereupon, MFB may rescind its offer within twenty (20) business days of receipt of the price of such costs for packaging design, otherwise MFB shall be deemed to have accepted such cost as the purchase price for such packaging.

     17.  DISPOSAL OF INVENTORY UPON EXPIRATION

     For a period of six (6) months following the termination or expiration of this Agreement, Nonni's shall have the right to sell any Royalty Bearing Products in Nonni's inventory which have been packaged in packages bearing the Licensed Names and Marks, and MFB shall have the right to purchase at Nonni's fully allocated cost, any packaging materials using the Licensed Names and Marks then in Nonni's inventory. Any sales of Royalty Bearing Products under this Section shall be, at all times, in accordance with the policies, prices, and standards established for marketing and distribution of Royalty Bearing Products pursuant to this Agreement, and shall include payment of all Running Royalties accrued in accordance with Section 5 hereof.

     18.  FINAL STATEMENT UPON TERMINATION OR EXPIRATION

     As soon as practicable after termination or expiration of the license granted hereunder, but in no event more than thirty (30) days thereafter, Nonni's shall deliver to MFB a statement indicating the number and description of Royalty Bearing Products packaged in packaging using the Licensed Names and Marks then in Nonni's inventory and the number and description of unused packaging materials bearing the Licensed Names and Marks then in Nonni's inventory. MFB shall have the option to conduct a physical inventory to ascertain or verify such statement.

     19.  REPRESENTATIONS AND WARRANTIES

          (a) Title. MFB represents and warrants and Nonni's acknowledges that MFB has represented that MFB is the owner of all right, title, and interest in and to the Licensed Names and Marks and that such licensing and Licensed Names and Marks under this Agreement to Nonni's does not infringe upon the rights of any third parties. Nonni's further acknowledges the good will associated with the Licensed Names and Marks and that such Licensed Names and Marks have acquired secondary meaning in the mind of the public. Nonni's shall not during the term of this Agreement dispute or contest, directly or indirectly, or due or cause to be done, any action which in any way contests, impairs, or tends to impair MFB's exclusive rights and title to the Licensed Names and Marks or the validity of any registrations thereof and Nonni's shall not assist others in so doing. Nonni's shall not in any manner represent that it owns any rights in the Licensed Names and Marks (and/or registrations therefore), but may, only during the term of this Agreement, and only if Nonni's has complied with all laws, regulations and registration requirements within the jurisdiction for so doing, represent that it is a "licensee" or "official licensee" hereunder.
     Nonni's shall not register or attempt to register in its own name, or that of any third party, any Licensed Name or Mark. Subject to the terms and conditions of this Agreement, Nonni's agrees that any and all uses by Nonni's of the Licensed Names and Marks under this Agreement shall be on behalf of and accrue and inure to the benefit of MFB. MFB will maintain at its sole expense, the proper registration of all Licensed Names and Marks used under this Agreement.

          (b) Right To Enter Into This Agreement. MFB and Nonni's each warrant and represent for itself that it has the right to enter into this Agreement, that it will not knowingly subsequently take any action contrary to this Agreement, and that the entering into of this Agreement will not knowingly violate any other agreement to which it is a party or conflict with or violate any law, rule or regulation by which it is bound.

          (c) MFB's Image. MFB represents and warrants that it will not intentionally do anything to destroy or impair its existing image.


     20.  INDEMNIFICATION

          (a) MFB Indemnification. MFB hereby indemnifies Nonni's and forever holds Nonni's harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (i) any breach of any of MFB's warranties or representations as set forth in this Agreement or (ii) any claim that the use by Nonni's of the Licensed Names and Marks as provided in this Agreement infringes upon any third party trademark, service mark, or trade name.

          (b) Nonni's Indemnification. Nonni's hereby indemnifies MFB and forever holds MFB harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with, unless it is at the direction of MFB (i) any breach of any of Nonni's warranties or representations as set forth in this Agreement,
     (ii) any use of any patent, process, method, or device by Nonni's in connection with the Royalty Bearing Products; (iii) any alleged defects or dangers inherent in the Royalty Bearing Products or the manufacture, distribution, sale, or use thereof; (iv) any injuries or damages to purchasers, users, or consumers of Royalty Bearing Products arising from or related to the use or consumption of Royalty Bearing Products; (v) any injuries or damages arising from Nonni's or any of Nonni's customers, advertising, marketing or promotion of the Licensed Names and Marks or Royalty Bearing Products; or (vi) any alleged infringement of any third party's copyright, patent, or trademark unless and to the extent such alleged infringement is based upon Nonni's use of the Licensed Names and Marks as authorized in this Agreement.

          (c) Conditions of Indemnification. As a condition of indemnification under this Section 20, the party seeking indemnification shall give the other party (for purposes of this Section 20 called the "Indemnifying Party") immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party. The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice. If the Indemnifying Party assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the Indemnifying Party shall not be liable to pay or reimburse the other party for attorneys' fees or expenses, except such out-of-pocket costs or expenses incurred by the Indemnified Party in cooperating with the Indemnifying Party.

     21.  NOTICES

          All notices provided by this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by personal delivery, by one party to the other, addressed to such other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of a confirmed facsimile transmission, three (3) days after the date mailed if given by first class mail. or on the date of delivery, which ever applies:

     To MFB:        The Mrs. Fields' Brand, Inc.
                    2855 E. Cottonwood Parkway
                    Suite 400
                    Salt Lake City, UT 84121
                    Attention: Legal Department

                    Fax No:  (801) 736-5945


     To NONNI'S:    Nonni's Food Company, Inc.
                    601 South Boulder, Suite 900
                    Tulsa, OK 74119
                    Fax: (918) 560-4108


     22.  GENERAL PROVISIONS

          (a) No Fiduciary or Other Relationship. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that MFB and Nonni's are and shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever.

          (b) Use of Licensed Names and Marks in Contracts. Nonni's shall not employ any of the Licensed Names and Marks in signing any contract or applying for any license or permit or in a manner that may result in MFB's liability for any of Nonni's indebtedness or obligations, nor may Nonni's use the Licensed Names and Marks in any way not expressly authorized by MFB. Except as expressly authorized in writing, neither MFB nor Nonni's shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

          (c) Severability. Except as expressly provided to the contrary herein, each Section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which MFB is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Nonni's is a party thereto, otherwise upon Nonni's receipt of a notice of non-enforcement thereof from MFB. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, Nonni's and MFB agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

          (d) Substitution of Provisions. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof. Nonni's agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which MFB is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless MFB elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

          (e) Waiver. MFB and Nonni's may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver so granted by the waiving party shall be without prejudice to any other rights the waiving party may have, will be subject to continuing review by the waiving party and may be revoked, in the waiving party's sole discretion, at any time and for any reason, effective upon delivery to the other party of ten (10) days' prior written notice.

          (f) Waiver by Custom or Practice. MFB and Nonni's shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of MFB or Nonni's to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder; any waiver, forbearance, delay, failure or omission by MFB or Nonni's to exercise any right, power or option, whether of the same, similar or different nature, or MFB's acceptance of any payments due from Nonni's after any breach of this Agreement.

          (g) Force Majeure. Neither MFB nor Nonni's shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

               (i) compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof; or

               (ii)   acts of God; or

               (iii)  fires, strikes, embargoes, war or riot; or

               (iv)   any other similar event or cause.

     Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any Running Royalties or Guaranteed Amounts for Royalty Bearing Products due on any sales thereafter.

          (h) Press Release. Unless consented to by Nonni's in advance or required by law, regulation, statute, etc., MFB agrees not to issue any formal press release prior to the introduction of Royalty Bearing Products through the Designated Distribution Channels.

          (i) Temporary Restraining Orders. Notwithstanding anything to the contrary contained in this Agreement, MFB and Nonni's shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

          (j) Rights Cumulative. The rights of MFB and Nonni's hereunder are cumulative and no exercise or enforcement by MFB or Nonni's of any right or remedy hereunder shall preclude the exercise or enforcement by MFB or Nonni's of any other right or remedy hereunder which MFB or Nonni's is entitled by law to enforce.

          (k) Costs and Attorney Fees. If a claim for amounts owed by Nonni's to MFB or its affiliates is asserted in any judicial proceeding or appeal thereof, or if MFB or Nonni's is required to enforce this Agreement in any judicial proceeding or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If MFB incurs expenses in connection with Nonni's failure to pay when due amounts owing to MFB, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, or if Nonni's incurs expenses in connection with MFB's failure to comply with this Agreement, including, but not limited to legal and accounting fees, the party incurring the expense shall be reimbursed by the other party for any such reasonable costs and expenses which it incurs.

          (l) Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. (S)(S) 1051 et seq.) or other federal law, this Agreement, and the relationship between Nonni's and MFB, shall be governed by the laws of the State of Utah.

          (m) Jurisdiction. Nonni's and MFB hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the United States District Court for the District of Utah. Nonni's and MFB hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court. Further, Nonni's and MFB irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding. Nonni's and MFB further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

          (n) Waiver of Punitive Damages. Except with respect to the indemnification obligations of the parties hereunder, the parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains.

          (o) Headings. The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

          (p) Entire Agreement. This Agreement and the Exhibits hereto represent the entire agreement between MFB and Nonni's with respect to the subject matter hereof and supersede any prior agreements and negotiations between the parties.

          (q) Exhibits.  All Exhibits hereto form part of this Agreement.

          (r) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

          (s) Expenses. Each party shall bear its own expenses (including attorneys' fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

     IN WITNESS THEREOF, this Agreement has been executed by the Parties hereto as of the date and year first written above.

                         NONNI'S FOOD COMPANY, INC.

                         By:_________________________________

                         Its:_________________________________


                         THE MRS. FIELDS' BRAND, INC.


                         By:_________________________________
                              Larry A. Hodges

                         Its: President

                                  EXHIBIT "A"

                            LICENSED NAMES AND MARKS

                                  EXHIBIT "B"

                            ROYALTY BEARING PRODUCTS



Shelf stable ready-to-eat cookies packaged for retail sale for the following products:

          Cookies

                                  EXHIBIT "C"

                           WARRANT PURCHASE AGREEMENT

                                      27